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American Growth Fund, Inc.
110 Sixteenth Street, Suite 1400
Denver, CO 80202
(800) 525-2406
(303) 626-0600
(303) 626-0614 Fax



October 9, 2008


Re:	Proxy vote.


Dear Shareholder:

	On September 18, 2008 American Growth Fund, Inc. held a special meeting of shareholders at which time it was noted that the Fund had not received enough votes to proceed forward with the proxy vote. As a result the meeting was adjourned until November 17, 2008 at 1:00pm.
	Our records indicate that the Fund has yet to receive your vote. Please take a minute to fill out and sign the enclosed proxy voting form and mail it back to us in the stamped return envelope by November 1, 2008. If you prefer to vote in person the Adjourned Special Meeting of Shareholders will be held November 17, 2008 at 1:00pm at 110 16th Street, Suite 1400, Denver, CO 80202.
	If you would like to review the Proxy Statement that describes the election of Fund directors to be considered by Fund shareholders at this adjourned special meeting you can either view it on our web site at www.americangrowthfund.com or call us at 800-525-2406 and we would be happy to send one to you at no charge.


Regards,
/s/ Timothy E. Taggart
Timothy E. Taggart
Executive Vice President
American Growth Fund, Inc.


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	THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
	AMERICAN GROWTH FUND, INC.
	Proxy for Adjourned Special Meeting of Shareholders to be held November 17, 2008

	PROXY

The undersigned shareholder of American Growth Fund, Inc. hereby appoints Timothy E. Taggart and Michael L. Gaughan and each of them, the attorneys and proxies of the undersigned with full power of substitution, for and in the name of the undersigned to vote (with all powers which the undersigned possess and according to the number of votes which the undersigned would be entitled to cast if then personally present) at the Adjourned Special Meeting of shareholders of the Company to be held November 17, 2008, or any adjournment thereof, for such business as may properly be brought before such meeting or adjournment and upon the following:

FOR     WITHHOLD VOTE   The election of Michael J. Baum, Jr. as director.
FOR     WITHHOLD VOTE   The election of Robert Brody as director.
FOR     WITHHOLD VOTE   The election of Eddie R. Bush as director.
FOR     WITHHOLD VOTE   The election of Harold Rosen as director.
FOR     WITHHOLD VOTE   The election of John Pasco III as director.
FOR     WITHHOLD VOTE   The election of Dr. Brian Brody as director.

Either of said attorneys and proxies who shall be present and shall act at the meeting shall have, and may exercise, all of the powers of said attorneys and proxies hereunder. The shares represented by this proxy will be voted at the meeting and will be voted in accordance with the specifications above made.
If no specifications are made, such shares shall be voted for the above director nominees.

The person designated above as proxies of the undersigned shall have discretionary authority to vote as they may determine on any of the matters unknown at this time which may be presented at the special meeting of the shareholders.


Dated:__________________, 2008
Please mark, sign, date, and return this proxy promptly.



Signature(s) of Shareholders


When signing as joint tenants all parties to a joint tenancy shall sign. When signing the proxy as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting.

If voting via mail please return this page to:


Commonwealth Fund Services, Inc.
Attn:  AGF Proxy
8730 Stony Point Pkwy, Suite 205
Richmond, VA. 23235